EXHIBIT 99.1

FOR IMMEDIATE RELEASE

STURM, RUGER & COMPANY, INC. ANNOUNCES

PROMOTION OF THOMAS P. SULLIVAN

SOUTHPORT, CONNECTICUT, June 29, 2017 - Sturm, Ruger & Company, Inc. (NYSE:RGR) is pleased to announce the promotion of Thomas P. Sullivan to Senior Vice President of Operations effective July 1, 2017. In his new role, Mr. Sullivan will be responsible for all of the manufacturing, engineering and product development activities of the Company.

“Tom has been instrumental in the transformation of our New Hampshire manufacturing operations since he came to Ruger in 2006 and he has provided oversight of our Mayodan, North Carolina manufacturing plant since it was established in 2013. His vast experience implementing lean principles, coupled with his passion for excellence and his natural leadership, make him an ideal candidate to oversee all of our manufacturing and engineering efforts,” stated Christopher J. Killoy, President and Chief Executive Officer. “In his new expanded role, I am confident that Tom will continue to drive manufacturing efficiencies and enhance our product development processes throughout the Company.”

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Mr. Sullivan has been responsible for all manufacturing and engineering at the Company’s New Hampshire divisions since joining Ruger in 2006. Under his leadership, the New Hampshire plants have been transformed from traditional “piece rate” factories to state-of-the-art “lean” manufacturing plants, nearly tripling production, largely as a result of new product development. By establishing dedicated cells with standard work and single-piece flow, profitability and inventory management has flourished.

Prior to joining Ruger, Mr. Sullivan held executive manufacturing positions at IMI Norgren, Rexnord, and TRW Automotive where he gained valuable experience implementing lean principles to manufacturing, engineering, and product development operations.

Mr. Sullivan has a BS in Mechanical Engineering from the Illinois Institute of Technology, an MS in Mechanical Engineering from the Massachusetts Institute of Technology, and an MBA from the University of Chicago.

Mark T. Lang, Group Vice President, will be leaving the Company at the end of the year. Mr. Killoy expressed his appreciation of Mr. Lang’s service to the Company, “Since Mark joined Ruger in 2008, he has been a valuable member of our management team. Our Prescott operations generated tremendous shareholder value during his tenure and we greatly appreciate his contributions.”

About Sturm, Ruger & Co., Inc.

Sturm, Ruger & Co., Inc. is one of the nation's leading manufacturers of rugged, reliable firearms for the commercial sporting market. As a full-line manufacturer of American-made firearms, Ruger offers consumers over 400 variations of more than 30 product lines. For more than 60 years, Ruger has been a model of corporate and community responsibility. Our motto, “Arms Makers for Responsible Citizens®,” echoes the importance of these principles as we work hard to deliver quality and innovative firearms.

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